Exhibit 99.1

350 SOUTH GRAND AVENUE, SUITE 5100 LOS ANGELES, CALIFORNIA

PHONE: 213 687-7700 WWW.RSAC.COM FAX: 213 687-8792

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com

RELIANCE STEEL & ALUMINUM CO.

ACQUIRES CONTINENTAL ALLOYS & SERVICES, INC.

Los Angeles, CA — August 3, 2011 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has completed the acquisition of all the outstanding capital securities of Continental Alloys & Services, Inc., and certain affiliated companies, for a transaction value of $415 million, subject to certain adjustments. Other terms were not disclosed.  Continental, headquartered in Houston, Texas, and its affiliates combined comprise a leading global materials management company focused on high-end steel and alloy pipe, tube and bar products and precision manufacturing of various tools designed for well completion programs of global energy service companies and has 12 locations in seven countries including the United States, Canada, United Kingdom, Singapore, Malaysia, Dubai and Mexico.

Continental was founded in 1976 and, with its affiliates, had unaudited combined net sales of about $196 million for the six months ended June 30, 2011.  Continental Alloys & Services will operate as a subsidiary of Reliance Steel & Aluminum Co. Current management will remain in place with Dale Benditz serving as Chief Executive Officer and David Sapunjis serving as President of Continental Alloys & Services.

“We are very excited to add Continental Alloys & Services to the Reliance family of companies. Continental has a strong reputation for quality and service to the energy market and complements our existing businesses selling into this high growth market. This acquisition also aligns well with our diversification strategy adding OCTG products, new processing capabilities, and entry into new international markets. Continental is a higher margin business than a general line service center and was valued consistently with our historic approach and falls within an EBITDA range of four to six times based on our estimate of normalized earnings,” said David H. Hannah, Chairman and CEO of Reliance.

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Dale Benditz, CEO of Continental Alloys & Services commented, “We are pleased to join the Reliance network and look forward to the opportunities this will bring to our customers and our employees.”

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America.  Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Dubai, Malaysia, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2010 “Fortune 500” List and the 2010 Fortune List of “The World’s Most Admired Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

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